                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-44347
                                SONIC SOLUTIONS

                          PROSPECTUS SUPPLEMENT NO. 3

  On March 19, 1998, the Company issued to the Selling Stockholders an aggregate of 306,952 shares of Common Stock from the Company in connection with a Private Equity Line of Credit Agreement dated as of December 31, 1997 among the Company and Kingsbridge Capital Limited (one of the Selling Stockholders) (the "Investment Agreement"). The attached Prospectus dated January 30, 1998 (the "Prospectus"), relates to the resale of such shares. Also attached are the previous prospectus supplements to the Prospectus dated February 9, 1998 and February 26, 1998, respectively. See "Selling Stockholders" in the Prospectus which is hereby updated by this Prospectus Supplement, as follows:

                             SELLING STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Stockholders as of March 19, 1998. Because the Selling Stockholders may sell some or all of the shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the actual amount of such shares that will be held by the Selling Stockholders after completion of such distribution. See "Plan of Distribution" in the Prospectus.

                                COMMON STOCK
                             BENEFICIALLY OWNED                  COMMON STOCK
                                  PRIOR TO                    BENEFICIALLY OWNED
                                 OFFERING(1)         COMMON     AFTER OFFERING
                             ---------------------   STOCK    ---------------------
                              NUMBER      PERCENT  TO BE SOLD  NUMBER      PERCENT
                             ----------- --------- ---------- ---------   ---------
   Kingsbridge Capital           294,952       3.6  294,952            0            0
    Limited................
    c/o Kingsbridge Capital
    Limited
    Main Street, Kilcullen,
    County
    Kildare, Republic of
    Ireland
   Gene Jung...............        9,700         *    9,700            0            0
    c/o Trinity Capital Ad-
    visors, Inc.
    369 Pine Street, Suite
    310
    San Francisco, CA 94104
   David Cheng.............        1,200         *    1,200            0            0
    c/o Trinity Capital Ad-
    visors, Inc.
    369 Pine Street, Suite
    310
    San Francisco, CA 94104
   Phil Bader..............          600         *      600            0            0
    c/o Trinity Capital Ad-
    visors, Inc.
    369 Pine Street, Suite
    310
    San Francisco, CA 94104
   Margaret Mahon..........          500         *      500            0            0
    c/o Trinity Capital Ad-
    visors, Inc.
    369 Pine Street, Suite
    310
    San Francisco, CA 94104
       TOTAL:..............      306,952            306,952            0            0

--------
 * Less than 1% of the shares of Common Stock outstanding as of March 18, 1998.
(1) Applicable percentage of ownership is based on shares of Common Stock outstanding as of March 18, 1998.

  The Shares offered hereby by the Selling Stockholders have been acquired in connection with the Investment Agreement. In connection with the Investment Agreement, the Selling Stockholders represented to the Company that it was acquiring the Shares from the Company without any present intention of effecting a distribution of those shares. However, in connection with the Investment Agreement, the Company agreed to register the Shares for resale by the Selling Stockholders to permit such resales from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.

  The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

                               ----------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 19, 1998